Exhibit 99.1
FOR IMMEDIATE RELEASE
CKX, INC.
Media Contact: Sean Cassidy
212-981-5233
Ed Tagliaferri
212-981-5182
CKX Provides Update on Status of Privatization Transaction
New York – September 22, 2008 – Robert F.X. Sillerman, on behalf of 19X, Inc., has notified the Board of Directors of CKX, Inc. [NASDAQ:CKXE] that in light of the recent turmoil in the financial sector and the related tightening of the financing markets, he no longer believes that 19X will be in position to consummate its pending acquisition of CKX at the current price of $12.00 per share. The Company added that, given the time needed to complete the proxy process and obtain stockholder approval, a closing by the current October 31st deadline is no longer possible.
Mr. Sillerman further informed the Company that despite the difficult economic climate, he intends to continue to pursue a transaction and intends to approach the Board with an alternate acquisition proposal, either through purchase, merger, tender offer or other acquisition structures, by no later than the October 31st transaction deadline.
Pursuant to the terms of the existing merger agreement, 19X has until October 31, 2008, to complete the transaction. In light of the information provided by Mr. Sillerman and the impending October 31 deadline, the Board of Directors of the Company is reviewing CKX’s alternatives and will consider any proposal presented to it, including a revised proposal by Mr. Sillerman.
While the current merger transaction has been pending, management of the Company has continued to concentrate on the on-going business operations of the Company, as evidenced by the strong results posted for the six months ended June 30, 2008. As reported in its recently filed Quarterly Report, the Company has significant cash on hand and substantial additional available borrowing capacity for its short term and long term operations.
Under the terms of the merger agreement, 19X agreed to acquire CKX at a price of $12.00 per share in cash. 19X, Inc. is a private company owned and controlled by Robert F.X. Sillerman, the Chairman and CEO of CKX, and Simon R. Fuller, a director of CKX and the CEO of 19 Entertainment Ltd, a wholly-owned subsidiary of CKX.
About CKX, Inc.
CKX, Inc. is engaged in the ownership, development and commercial utilization of entertainment content. To date, the Company has focused on acquiring globally recognized entertainment content and related assets, including the rights to the name, image and likeness of Elvis Presley, the operations of Graceland, the rights to the name, image and likeness of Muhammad Ali and proprietary rights to the IDOLS television brand, including the American Idol series in the United States and local adaptations of the IDOLS television show format which, collectively, air in over 100 countries around the world. On June 1, 2007, CKX entered into a merger agreement with 19X, Inc., a private company owned and controlled by Mr. Sillerman, Chairman and Chief Executive Officer of CKX, and Simon R. Fuller, a director of CKX and the Chief Executive Officer of 19 Entertainment Limited, a wholly-owned subsidiary of CKX, that will result in the sale of CKX to 19X. For more information about CKX, Inc., visit its corporate website at www.ckx.com.

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